Exhibit 10.19

5th Floor, Paville House, Twin Towers Lane, Off. Veer Savarkar Marg, Prabhadevi, Mumbai - 400 025 Tel : 91 22 7177 4000 Fax: 91 22 7177 4050 CIN : U74999MH2014PTC257474

Date: [______]

To,

Mr. /Mrs. [______]

[Address]

Dear Sir/Madam,

Sub: Vesting of [______] Stock Options pursuant to Pulse Management Stock Option Plan, 2019 (‘MSOP’ or ‘Plan’).

With reference to above mentioned subject, we would like to inform you that pursuant to clause 6 of Pulse Management Stock Option Plan, 2019, vesting of options granted under the Plan was depending upon certain conditions relating to Revenue and Profit (“as defined in the Plan”) achievements by the Company based on consolidated financials and relevant non-consolidating businesses, which has been achieved in the financial year 2019-20.

We are pleased to inform you that [______] Stock Options (‘Options’) granted to you vide grant letter dated [______], have been vested w.e.f. [Date].

Accordingly, you are informed that you will be eligible to exercise the said Options on or before [Date] i.e., 2 years from the date of vesting. You are requested to provide Exercise letter along with Exercise price to ESOP Trust formed for this purpose, whenever you wish to exercise your Option within time limit mentioned above.

Please feel free to write to the Company for any clarification required by you on this matter.

Thanking you,

For Pulse Secure Technologies (India) Private Limited

Venu Raman Kumar Director DIN: 00245022

Pulse Secure Technologies (India) Private Limited

Bangalore | Mumbai

Date: [______]

To,

Mr./Mrs. [____]

[Address]

Dear Sir/Madam,

Sub: Extension in exercise period from 2 years to 5 years pursuant to Aeries Management Stock Option Plan, 2019 (‘MSOP’ or ‘Plan’).

With reference to above mentioned subject, you have been granted [_____] Stock Options (‘Options’) vide grant letter dated [Date] and which have been vested on [Date]. Please refer to Vesting Letter dated [Date].

We would like to inform you that the shareholders in their Annual General Meeting held on 30th September 2022 have approved modification in below clause of Aeries Management Stock Option Plan 2019 for your benefit:

Clause 2.23 of the MSOP shall be deleted and replaced in its entirety with the following amended clause which shall now read as follows:

“Exercise Period” means a period of 5 years from the Vesting Date or such extended period as may be decided by Board or trustees.

Accordingly, you are informed that you will be eligible to exercise the said Options on or before [Date] i.e., 5 years from the date of vesting. You are requested to provide Exercise letter along with Exercise price to ESOP Trust formed for this purpose, whenever you wish to exercise your Option within time limit mentioned above.

Please feel free to write to the Company for any clarification required by you on this matter.

Thanking you,

For Aeries Technology Group Business Accelerators Private Limited

(Formerly Pulse Secure Technologies (India) Private Limited)

Venu Raman Kumar Director DIN: 00245022